Exhibit 23.1

[Letterhead of RubinBrown LLP]

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2014 with respect to the financial statements of MoGas Pipeline LLC included and incorporated by reference in the Prospectus Supplement, dated November 18, 2014, of CorEnergy Infrastructure Trust, Inc., to the Registration Statement on Form S-3, as amended (No. 333-176944), and in CorEnergy Infrastructure Trust, Inc.’s Amendment No. 1 on Form 8-K/A to its Current Report on Form 8-K dated November 24, 2014, both as filed with the Securities and Exchange Commission.

/s/ RubinBrown LLP

Saint Louis, Missouri
November 25, 2014